CONTINGENT STOCK AWARD AGREEMENT

(Director Award)

        THIS AGREEMENT is entered into effective as of ____________ by and between Nu Skin Enterprises, Inc., a Delaware corporation, and

_______________ (“Director”).

1.     Definitions. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement.

1.1	Agreement shall mean this Contingent Stock Award Agreement.

1.2	Award Shares shall have the meaning assigned to such term in Section 2.1.

1.3	Code shall mean the Internal Revenue Code of 1986, as amended.

1.4	Committee shall mean the committee of the Board of Directors that administers the Plan.

1.5	Common Stock shall mean the Class A Common Stock of Nu Skin Enterprises, Inc.

1.6	Contingent Stock Award shall mean the contingent stock award represented by this Agreement.

1.7	Corporation shall mean Nu Skin Enterprises, Inc. and each of its Subsidiaries (as defined in the Plan).

1.8	Director shall mean the Director identified in the first paragraph of this Agreement.

1.9	Plan shall mean the Corporation's Second Amended and Restated 1996 Stock Incentive Plan.

1.10	Vesting Period shall have the meaning set forth in Section 2.1.

2.     Grant of Contingent Stock Award.

        2.1 Grant of Stock Award. The Corporation hereby grants to Director the right to receive 2,500 shares of Common Stock (the “Award Shares”). The Award Shares shall vest on the following dates (the “Vesting Dates”) and in the following amounts provided that Director remains serving as a director of the Corporation during the period commencing on the date of this Agreement and ending on each of the respective Vesting Dates (the “Vesting Period”) except as otherwise provided in Section 5:

      Date Number of Award Shares

Six months from Grant 1,250 Day Prior to Annual Meeting 1,250

        2.2 Delivery of Certificates. Within a reasonable time following each Vesting Date, the Corporation shall issue and deliver a certificate or certificates for the Award Shares that vested on such Vesting Date in the name of Director if Director has remained a director of the Corporation during the Vesting Period with respect to such Award Shares.

        2.3 Stockholder Rights. Until such time as a certificate for the Award Shares is actually issued following the Vesting Date, the Award Shares shall not be treated as issued and outstanding and Director shall have no rights (including voting, dividend and liquidation rights) with respect to the Award Shares or as a stockholder.

3.     Securities Law Compliance. Director represents that Director is familiar with the Company’s filings with the SEC and has received a copy of the prospectus. Director hereby acknowledges that Director is aware of the risks associated with the Award Shares and that there can be no assurance the price of the Common Stock will not decrease in the future. Director hereby acknowledges no representations or statements have been made to Director concerning the value or potential value of the Common Stock. Director acknowledges that Director has relied only on information contained in the Prospectus and has received no representations, written or oral, from the Corporation or its Directors, attorneys or agents, other than those contained in the Prospectus or this Agreement. Director acknowledges that the Company has made no representations concerning the tax and other effects of this Contingent Stock Award and Director represents that Director has consulted with Director’s own tax and other advisors concerning the tax and other effects of the Contingent Stock Award.

4.     Transfer Restrictions. Director shall not transfer, sell, assign, encumber, pledge, grant a security interest in or otherwise dispose of this Contingent Stock Award, any rights under this Agreement, or any of the Award Shares that are subject to this Contingent Stock Award. Any such transfer, sale, assignment, encumbrance, pledge, security interest or disposition shall be void and shall result in the automatic termination of this Contingent Stock Award and this Agreement. The restrictions on the Award Shares set forth in this Section 4 shall terminate upon receipt of a certificate for such shares following the vesting of such shares in accordance with the vesting schedule set forth in Section 2.1.

5.     Termination.

        5.1 Termination of Service as Director. In the event the Director ceases to serve as a director for any reason prior to the full vesting of the Contingent Stock Award, the Contingent Stock Award granted hereunder shall immediately terminate in full with respect to any Award Shares which have not vested and Director shall not receive any of such Award Shares.

6.     Governing Plan Document. This Agreement incorporates by reference all of the terms and conditions of the Plan as presently existing and as hereafter amended. Director expressly acknowledges and agrees that the terms and provisions of this Agreement are subject in all respects to the provisions of the Plan. Director also hereby expressly acknowledges, agrees and represents as follows:

(a)     Acknowledges receipt of a copy of the Plan and represents that Director is familiar with the provisions of the Plan, and that Director enters into this Agreement subject to all of the provisions of the Plan.

(b)     Recognizes that the Committee has been granted complete authority to administer the Plan in its sole discretion, and agrees to accept all decisions related to the Plan and all interpretations of the Plan made by the Committee as final and conclusive upon Director and upon all persons at any time claiming any interest through Director in this Contingent Stock Award or any Award Shares granted hereunder.

(c)     Acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to exempt Director from the requirements of Section 16(b) of the Exchange Act and any rules or regulations promulgated thereunder, and that Director (to the extent Section 16(b) applies to Director) shall not be exempt from such requirements pursuant to Rule 16b-3 unless and until Director shall comply with all applicable requirements of Rule 16b-3, including without limitation, the possible requirement that Director must not sell or otherwise dispose of any share of Common Stock acquired hereby unless and until a period of at least six months shall have elapsed between the date upon which such Contingent Stock Award was granted to Director and the date upon which Director desires to sell or otherwise dispose of any share of Common Stock acquired under this award.

7.     Representations And Warranties. As a condition to the receipt of any Award Shares upon vesting, the Corporation may require Director to make any representations and warranties to the Corporation that legal counsel to the Corporation may determine to be required or advisable under any applicable law or regulation, including without limitation, representations and warranties that the shares of Common Stock are being acquired only for investment and without any present intention or view to sell or distribute any such shares.

8.     Compliance With Law And Regulations. The obligations of the Corporation hereunder are subject to all applicable federal and state laws and to the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed and any other government or regulatory agency.

9.     Taxes. As a condition to the issuance of any Award Shares upon vesting, Director shall remit to the Corporation the amount of cash necessary to pay any withholding taxes associated therewith, if any, or make other arrangements acceptable to the Corporation, in the Corporation’s sole discretion, for the payment of any withholding taxes.

10.     General Provisions.

         10.1 Assignment. Director may not assign any of his/her rights under this Agreement.

         10.2 No Service Contract. Nothing in this Agreement or in the Plan shall confer upon Director any right to continue in the service of the Corporation for any period of specific duration.

        10.3 Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party’s signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this section to all other parties to this Agreement.

        10.4 No Waiver. The failure of the Corporation in any instance to exercise any rights under this Agreement,, shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Corporation and Director. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

11. Miscellaneous Provisions.

        11.1 Director Undertaking. Director hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Director or the Award Shares pursuant to the provisions of this Agreement.

        11.2 Agreement is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.

        11.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah without resort to that State’s conflict-of-laws rules. In the event of any legal proceeding involving this Agreement, the prevailing party shall be entitled to recover its legal fees and expenses (including reasonable attorneys’ fees).

        11.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

      Nu Skin Enterprises, Inc.

      By: ______________________________

      Title: ______________________________

Director

_________________

Name:

Address: